Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

ReShape Lifesciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(c)	2,112,072	$4.65	$9,821,135	$153.10 per $1,000,000	$1,503.62
Total Offering Amounts					$9,821,135		$1,503.62
Total Fees Previously Paid							–
Total Fee Offsets							–
Net Fee Due							$1,503.62

(1)

Represents up to 2,112,072 shares of common stock, $0.001 par value per share (the “Common Stock”), of ReShape Lifesciences Inc. (“Registrant”) that will be offered for resale pursuant to the prospectus contained in the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices per share of the Registrant’s Common Stock reported on the Nasdaq Capital Market on December 18, 2024, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.